February 25, 2014

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:  T. Rowe Price Institutional International Funds, Inc.

 File Nos.: 033-29697, 811-5833

 Post-Effective Amendment No. 61

Commissioners:

We are counsel to the above-referenced registrant, which proposes to file, pursuant to paragraph (b) of Rule 485 under the Securities Act of 1933, the above-referenced Post-Effective Amendment to its registration statement.

We have reviewed the amendment, and we represent it does not contain disclosures that would render it ineligible to become effective pursuant to paragraph (b) of Rule 485.

Sincerely,

/s/Maria Gattuso

Maria Gattuso